Exhibit 12.1
8/8/2011

THE SOUTHERN COMPANY
Computation of ratio of earnings to fixed charges for
the five years ended December 31, 2010
and the year to date June 30, 2011

												Six
												Months
												Ended
	Year ended December 31,											June 30,
		2006		2007		2008		2009		2010		2011
	-------------------------Thousands of Dollars---------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes		$2,389,290		$2,616,759		$2,721,867		$2,603,838		$3,066,077		$1,638,030
Interest expense, net of amounts capitalized		865,874		885,794		866,202		904,697		895,401		421,158
AFUDC - Debt funds		20,453		47,519		64,063		82,579		74,107		26,325
Less: Dividends on preferred and preference stock of subsidiaries		(34,606)		(47,764)		(64,780)		(64,780)		(64,780)		(32,390)
Earnings as defined		$3,241,011		$3,502,308		$3,587,352		$3,526,334		$3,970,805		$2,053,123

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$626,753		$739,285		$810,232		$874,382		$881,733		$432,363
Interest on affiliated loans		122,088		66,372		23,454		22,405		19,309		9,585
Interest on interim obligations		76,745		75,249		30,285		3,917		2,029		1,949
Amort of debt disc, premium and expense, net		57,878		45,675		39,579		40,106		42,119		20,588
Other interest charges		2,863		6,732		26,715		46,466		24,318		(17,002)
Fixed charges as defined		886,327		933,313		930,265		987,276		969,508		447,483
Tax deductible preferred dividends		1,293		1,281		1,281		1,281		1,281		641
		887,620		934,594		931,546		988,557		970,789		448,124
Non-tax deductible preferred and preference dividends		33,313		46,483		63,499		63,499		63,499		31,749
Ratio of net income before taxes to net income	x	1.485	x	1.469	x	1.507	x	1.525	x	1.503	x	1.548
Preferred and preference dividend requirements before income taxes		49,470		68,284		95,693		96,836		95,439		49,147
Fixed charges plus preferred and preference dividend requirements		$937,090		$1,002,878		$1,027,239		$1,085,393		$1,066,228		$497,271

RATIO OF EARNINGS TO FIXED CHARGES		3.46		3.49		3.49		3.25		3.72		4.13